UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2004

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of	(Commission	(I.R.S. employer
incorporation or organization)	file number)	identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)
(870) 541-1000 (Registrant’s telephone number, including area code)

ITEM: 12 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer, Barry L. Crow, Chief Operating Officer, and Robert A. Fehlman, Chief Financial Officer, of Simmons First National Corporation during the company’s First Quarter Earnings Release Conference Call held at 3:00 P.M. Central Standard Time on April 15, 2004.

        Good afternoon, I am Barry Crow, Chief Operating Officer of Simmons First National Corporation, and we want to welcome you to our first quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer and Bob Fehlman, our Chief Financial Officer. The purpose of this call is to discuss the information and data provided by the Company in our regular quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then Mr. May, Bob and I will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

        Our goal is to make this call as useful as possible for each of you in understanding the future plans, prospects and expectations for our Company. To that end, we will make certain forward looking statements about our plans and expectations of future events, including statements about our goals and expectations for net income, earnings per share, net interest margin, net interest income, non-interest income and expenses, and asset quality.

        You should understand that our actual results may differ materially from those projected in any forward looking statements due to a number of risks and uncertainties, some of which we will point out during the course of this call. For more information concerning the risks associated with our business, you should refer to the forward-looking information caption of our annual report on Form 10-K and other public reports filed with the SEC. With that said, I will turn the call over to Mr. Tommy May.

        Thank you Barry, and welcome everyone to our first quarter conference call. Today, Simmons First National Corporation announced earnings of $5.4 million or $0.37 diluted earnings per share for the quarter ended March 31, 2004. These earnings reflect a slight increase of $79,000 in Q1 2004 earnings compared to Q1 2003.

        The extremely low interest rate environment in Q1 of 2003 produced unusually high demand in both mortgage production and investment banking products. As such, even though interest rates remain low, the demand has moderated. Thus, on a quarter over quarter basis, net income was only up slightly. Considering the reduced demand in the mortgage production and investment banking products, we were pleased at the level of non-interest income since the increase was driven by the improvements in service charges on deposits and an increase in income from our student loan product. We will discuss all of these items in more detail later during this teleconference.

        On a quarter over quarter basis, the Company’s net interest margin declined 36 basis points from 4.39% to 4.03%. The yield on earnings assets declined by 76 basis points while the cost of funds decreased 48 basis points. The decrease in net interest margin can be attributed to several factors. The first is the number of called securities and loans prepaid during 2003 and the resulting repricing when interest rates were at historical lows. Second, while there was overall growth in the Company’s loan portfolio, two of the higher yielding products, credit cards and consumer lending, decreased approximately $22 million on a quarter over quarter basis. Lastly, while the recently completed acquisitions are anticipated to be EPS accretive in 2004, they do negatively impact net interest margin approximately 10 basis points on an annualized basis, primarily due to the additional debt incurred for these transactions.

        Non-interest income for the first quarter 2004 was $9.6 million compared to $9.3 million for the same period in 2003, or a 3.7% increase. While the actual dollar increase is not that significant, there are four key components of non-interest income that deserve discussion.

         (1) Like most of the banking industry, the 2003 mortgage production revenues increased sharply because of the volume of new and refinanced mortgages due to the low interest rate environment. Again, like most of the banking industry beginning with Q4 2003 and continuing in Q1 2004, we experienced a significant slowdown in the volume of mortgage production. For Q1 mortgage revenue was $751,000, or a $413,000 decrease, from the same quarter last year (55% decrease). While we have seen a slight pickup of activity near the end of last quarter, with the recent up tick in mortgage interest rates, we still expect to see a lower volume of mortgage production throughout the remainder of 2004.

         (2) During 2003, we also saw a significant increase in revenue from our investment banking operations. This increase in 2003 was driven by the low interest rate environment, coupled with significant liquidity, which resulted in increased activity in the bond market. During Q1 2004, with an anticipation of an increase in interest rates during the year, we have seen a slowdown in activity in the bond market and revenues were down approximately $316,000.

        The EPS impact of the first two non-interest income items, mortgage production revenues and the fees associated with the investment banking operations, resulted in a decline of approximately $.03 per share for Q1 2004 versus Q1 2003.

         (3) On a positive note, in Q1 the Company saw a significant increase in service charges on deposits. This increase can be attributed to the recently completed acquisitions, growth in our transaction accounts, and improvement in the fee structure associated with our deposit accounts.

         (4) Throughout the year, as student loans reach payout status, the Company generally sells these loans into the secondary market. Because of changes in the industry relative to loan consolidations, in order to protect our premium, we made the decision to sell some loans prior to the payout period and this resulted in the earlier recognition of the premium in Q1 rather than as planned later in the year. During Q1 2004, premiums from the sale of these student loans totaled $607,000, an increase of $301,000 on a quarter over quarter basis. We estimate that $30,000 of the increase is associated with normal growth, $100,000 is associated with the sale of PLUS loans, that we would normally keep in the portfolio (except they too are subject to consolidators) and $170,000 would be attributable to previously mentioned timing issue.

        Now let me move to the expense category. Non-interest expense for the first quarter 2004 was $19.7 million, an increase of $1.5 million, or 8.2%, from the same period in 2003. This increase is primarily the result of the normal ongoing operating expenses of the recently completed acquisitions. Excluding the acquisitions, the increase in non-interest expense was a modest 3.3%.

        Concerning our loan portfolio, as of March 31, 2004, loans totaled $1.5 billion, an increase of $247 million, or 19.6%, from the same period a year ago. The increase was primarily due to the approximately $168 million in loans acquired in the recently completed merger of Alliance Bank and the nine branches acquired in North Central and Northeast Arkansas. Excluding these transactions, loans increased 6.5% on a quarter over quarter basis. We were pleased with the increased loan demand in our construction and commercial real estate loan portfolios. However, as previously reported, portions of the consumer market remains a challenge. We continue to experience relatively slow consumer loan demand, which we attribute to general economic conditions and competitive pressures in credit card and indirect lending.

        As of March 31st, the allowance for loan losses as a percent of total loans equaled 1.78%, and the allowance equaled 170% of non-performing loans. The net charge-off ratio for the quarter was 51 basis points. As we have mentioned in previous teleconferences, while our net charge-off ratio appears higher than our peer, it should be noted that our credit card net charge-offs represent 31 basis points of the 51 basis points. The credit card net charge-off ratio for our Company is 2.8%, which was some 330 basis points below the industry average of 6.1%.

        Let me take a minute to update you on the Company’s recent acquisition activity. On March 19th, the Company completed the merger of Alliance Bank of Hot Springs, Arkansas into Simmons First National Corporation with loans and deposits totaling approximately $70 million and $110 million, respectively. This transaction, which is expected to be slightly accretive in 2004, allows us to fill a geographic void that we had and reflects the strategy of Simmons First to provide our customers statewide access. We expect to complete the product and system conversion for Alliance within the next two weeks.

        Today, Simmons First National Corporation is a financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado, and Hot Springs, Arkansas. Upon completion of a recently announced branch acquisition scheduled for June, the Company’s eight banks will conduct financial operations from 79 offices, of which 77 are financial centers, located in 45 communities. You might be interested to know that, with the recent additions, Simmons First has financial centers in more communities in Arkansas than any other bank except for one, which is a large interstate bank doing business in Arkansas.

        As we look toward the remainder of 2004, we expect the volume of mortgage loan production to be at more normal levels, competitive pressure on our consumer loan and credit card portfolios will likely continue to be a challenge, our net interest margin will be slightly compressed in a rising rate environment, and we previously reported that, in Q2 of 2003, earnings per share included a non-recurring gain of $.03 per share. As a result of all these issues, we continue to expect to see only a modest increase in earnings per share in 2004. We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

        That concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Regina to come back on the line and, once again, explain how to queue in for questions.

        During the question and answer session, management made several comments in response to questions, several of which may not have been disclosed in previous filings. First, in response to a question regarding the growth of service charges on deposits, management responded that merger and acquisition activity accounted for $200,000 to $225,000, growth in deposit accounts accounted for $100,000 to $125,000, and the Company’s new overdraft protection program represents the balance of the growth. Second, in response to a question to the merger and acquisition environment in Arkansas, management noted that the environment is good and several institutions that have had an interest in selling a few years ago when the market slowed are now showing some interest. Today the value of the Company’s stock enables us to put a price on the table that is interesting to the seller. Likewise, the changes in the capital gains tax rate have created additional interest. Third, in response to a series of questions dealing with loan growth, management commented that they expected loan growth to be in the mid single digits, which they considered positive considering the decrease in consumer lending and credit cards. Management also noted that they were seeing loan growth in Northwest, Northeast and Central regions of the State. In a series of questions dealing with non-performing assets, management pointed out that the new Hot Springs affiliate added approximately $700,000 to non-performings. The other increase came mostly from loans made to the catfish industry. Management noted that they previously discussed the challenges faced by the catfish industry, which comprises a small portion of the Company’s overall loan portfolio. Management also noted that a $1.4 million loan currently in non-performing was expected to be paid off next Tuesday. In response to a question dealing with the Company’s Watch List, management noted that they felt good about what they were seeing, they are continuing to watch the migration of past due credits and the primary concern today is with the catfish industry. In response to a question dealing with the increase in core deposits and the related amortization expense, management noted that amortization period was 8 to 9 years and the annual pre-tax expenses will be approximately $150,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 15, 2004	SIMMONS FIRST NATIONAL CORPORATION /s/ Robert A. Fehlman ———————————————————— Robert A. Fehlman, Senior Vice President and Chief Financial Officer